Exhibit 10.1

APPLE HOSPITALITY REIT, INC.
EXECUTIVE SEVERANCE PAY PLAN

ARTICLE I
PURPOSES

The Board of Directors (the “Board”) of Apple Hospitality REIT, Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of certain executives, in the event of the possibility or occurrence of a Change in Control of the Company. The Board believes that this objective may be achieved by giving key executives assurances of financial security in case of a pending or threatened Change in Control, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. In order to accomplish these objectives, the Board has caused the Company to adopt this Apple Hospitality REIT, Inc. Executive Severance Pay Plan (the “Plan”).  The Plan provides severance or income protection benefits to Executives who have been designated as Participants by the Compensation Committee of the Board (the “Committee”) pursuant to the Plan.

ARTICLE II
CERTAIN DEFINITIONS

When used in this Plan, the terms specified below shall have the following meanings:

2.1 “Annual Base Salary” means an amount equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in respect of the 12-month period immediately preceding the month which contains the Effective Date.

2.2 “Annual Bonus” means an amount equal to the annual bonus paid to the Executive by the Company during the calendar year immediately preceding the year which contains the Effective Date; provided, that if the Effective Date occurs during calendar year 2014, then “Annual Bonus” shall mean an amount equal to the Executive’s target annual bonus for calendar year 2014.

2.3 “Cause” means (a) the Executive’s continued or deliberate neglect of his or her duties, (b) willful misconduct by the Executive injurious to the Company, whether monetary or otherwise, (c) the Executive’s violation of any code or standard of ethics generally applicable to employees of the Company, (d) the Executive’s active disloyalty to the Company, (e) the Executive’s conviction of a felony, (f) the Executive’s habitual drunkenness or drug abuse or (g) the Executive’s excessive absenteeism unrelated to a disability (as defined in the Company’s long-term disability plan).

2.4 “Change in Control” means:

(a) any person, including a “group” as defined in Section 13(d) (3) of the Securities and Exchange Act of 1934, as amended (the “Act”), becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is also the majority at the time the purchases are made); or

(b) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Company” means Apple Hospitality REIT, Inc. or any successor thereto.

2.7 “Effective Date” means the date while this Plan is in effect on which a Change in Control occurs. Notwithstanding anything in this Plan to the contrary, if a Change in Control occurs and the Executive’s employment with the Company is terminated by the Company without Cause prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of the Plan, “Effective Date” shall be deemed to have occurred on the date immediately prior to the Termination Date.

2.8 “Employment Period” means the period commencing on the Effective Date and ending on the first anniversary of such date.

2.9 “Executive or Participant” means the persons holding one or more of the officer positions with the Company listed on Appendix A, or any other person or position designated by the Committee to be eligible to participate in this Plan.

2.10 “Excise Taxes” means the excise tax imposed by Section 4999 of the Code including any interest or penalties incurred by the Executive with respect to such excise tax.

2.11 “Good Reason” means any action by the Company without the Executive’s consent that results in any of the following: (a) a reduction of the Executive’s annual salary to an amount which is materially less than the amount of the Executive’s Annual Base Salary; (b) a material reduction in the Executive’s duties with the Company, provided that a change in title or position shall not be “Good Reason” absent a material reduction in duties; or (c) a relocation of more than 50 miles from the Executive’s workplace of 814 East Main Street, Richmond, Virginia 23219, without the consent of the Executive.

An act or omission shall not constitute Good Reason under this Section 2.11 unless (a) within 30 days after the Executive knows or reasonably should know of an event described in this section, or within 30 days after the last in a series of such events, the Executive gives written notice to the Company indicating that the Executive intends to terminate employment under this Section 2.11, (b) the Executive’s termination occurs within 60 days after the Executive knows or reasonably should know of an event described in this section, or within 60 days after the last in a series of such events, and (c) the Company has failed to remedy the event described in this section as the case may be, within 30 days after receiving the Executive’s written notice. If the Company remedies the event described in this section, within 30 days after receiving the Executive’s written notice, the Executive may not terminate employment under this Section 2.11 on account of the event specified in the Executive’s notice.

2.12 “Performance Period” means each period of time designated in accordance with any annual bonus which is based upon performance.

2.13 “Termination Date” means the date of termination of the Executive’s employment with the Company as a common law employee.

ARTICLE III
PLAN TERM

The term of the Plan shall be indefinite, provided however the Company shall have the right to amend or terminate the Plan at any time for any reason. Notwithstanding the preceding sentence, (i) no amendment or termination may be made to the Plan and the Plan may not be terminated during the period beginning on the date on which the Company enters into any agreement that would, if the transactions contemplated in the agreement were given effect, result in a Change in Control and ending on the earlier of (A) one year after the date on which the Change in Control contemplated by such agreement occurs or (B) if such agreement terminates, is cancelled or otherwise ceases to be in effect without giving rise to a Change in Control, the date on which such agreement terminates, is cancelled or otherwise ceases to be in effect, and (ii) no amendment or termination shall reduce the benefits payable to an Executive who is then currently receiving a benefit under the Plan, in either case without the consent of the affected Participant(s). Unless otherwise specified by the Board, the term of the Plan shall end automatically on the first anniversary of any Change in Control that occurs while this Plan is in effect. Subject to Section 2.7, if an Executive’s Termination Date is prior to a Change in Control, this Plan shall terminate with respect to such Executive without further obligation to the Executive or his legal representatives.

ARTICLE IV
OBLIGATIONS OF THE COMPANY UPON TERMINATION

4.1 If by the Company other than for Cause or by an Executive for Good Reason. Subject to Section 4.3, if during the Employment Period, the Company shall terminate an Executive’s employment other than for Cause, or if an Executive shall terminate employment for Good Reason, the Company’s obligations to such Executive shall be as follows:

(a) The Company shall pay to the Executive a single lump sum cash payment equal to the sum of the following amounts:

(i) to the extent not previously paid, the salary and any accrued paid time off through the date of termination;

(ii) an amount equal to the product of (i) the Annual Bonus multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the calendar year in which the termination occurs, and the denominator of which is 365;

(iii) an amount equal to two and one-half (2 1/2 ) times the sum of the Executive’s Annual Base Salary and the Annual Bonus.

The single lump sum cash payment shall be made on or as soon as administratively practicable after the later of the Termination Date or the date on which the Executive has signed the release described in Section 9.4 below and any period for revocation of such release has passed, but in any event not later than March 15th of the year immediately following the calendar year in which the Executive’s termination of employment occurs.

(b) The Executive shall become fully vested in any and all stock incentive awards granted to the Executive under any plan or otherwise which have not become exercisable as of the date of the Change in Control and all stock options (including options vested as of the Change in Control) shall remain exercisable until the earlier of (i) the original expiration date or (ii) the tenth anniversary of the original grant date. All forfeiture conditions that as of a Change in Control are applicable to any stock option, deferred stock unit, restricted stock or restricted share units awarded to the Executive by the Company shall lapse immediately.

(c) Except as provided in subsections (d) and (e), for a one year period following the Executive’s termination of employment, the Company shall arrange to provide the Executive and his family welfare benefits (including, without limitation, medical, dental, health, disability, individual life and group life insurance benefits) which are at least as favorable as those provided under the most favorable welfare plans of the Company applicable with respect to the Executive and his family during either the (i) 90-day period immediately preceding the Change in Control, or (ii) the 90-day period immediately preceding the Executive’s Termination Date. Notwithstanding the foregoing, if the Executive obtains comparable coverage under any welfare benefits provided by another employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by such other employer’s welfare benefit plans.

(d) The Executive’s rights under this Section shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including, without limitation, continuation coverage required by Section 4980B of the Code (“COBRA Continuation Coverage”). If the Executive elects to receive COBRA Continuation Coverage, the Company shall pay all of the required premiums for the Executive and/or the Executive’s family for the 12 months following the Executive’s Termination Date.

(e) If the Executive elects to convert any group term life insurance to an individual policy, the Company shall pay all premiums for 12 months and the Executive shall cease to participate in the Company’s group term life insurance.

(f) The Company shall, at its sole expense, as incurred, pay on behalf of Executive up to $15,000 in reasonable fees and costs charged by a nationally recognized outplacement firm selected by the Executive to provide outplacement service for one year after the Termination Date.

(g) If the Executive’s employment with the Company as a common law employee is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company’s re-engagement of the Executive as a consultant, an advisor or otherwise as an independent contractor to the Company shall not prohibit the Executive from receiving the payments and benefits provided in this Section 4.1.

4.2 If by the Company for Cause or by the Executive other than for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment for Cause or if the Executive terminates employment other than for Good Reason (including death or disability), this Plan shall terminate with respect to such Executive without further obligation by the Company, other than the obligation to pay to the Executive in cash the Executive’s unpaid salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

4.3 Employment by Successor or other Related Company. Except as provided elsewhere in this Plan, an Executive shall not be entitled to any of the benefits described in Section 4.1 if, upon or immediately after a Change in Control, the Executive is offered a position with a title, responsibilities and compensation reasonably comparable to the title, responsibilities and compensation of the Executive with the Company preceding the Change in Control by the purchaser or other successor-in-interest to the Company or a substantial portion of its assets or business, and the Executive does not accept such position. In the event any Executive is offered and accepts a position of the type described in the preceding sentence with any company described in the preceding sentence, then, for purposes of this Plan, the employment of the Executive by the Company shall conclusively be deemed not to have been terminated, and the company described in the preceding sentence shall thereafter be deemed to constitute the “Company” for purposes of the interpretation and application of Section 4.1 and Section 4.2 of this Plan.

ARTICLE V
CERTAIN LIMITATIONS ON PAYMENTS BY THE COMPANY

Notwithstanding anything in the Plan to the contrary, if any payment (other than those payments required under Article VI) which an Executive has the right to receive from the Company or any affiliated entity or any payment or benefits under any plan maintained by the Company or any affiliated entity would otherwise constitute an “excess parachute payment” (as defined in Code section 280G), to the extent the Executive would be entitled to a smaller net after Excise Tax benefit hereunder as a result of the payment of such “excess parachute payments,” payments due hereunder must be reduced (but not below zero) to the largest amount that will result in no portion of any such payment being subject to an Excise Tax. The determination of any reduction pursuant to this subsection must be made by the Company in good faith, before any such payments are due and payable to a Participant.

ARTICLE VI
EXPENSES AND INTEREST

6.1 Legal Fees and Other Expenses. The Company will reimburse all reasonable fees and expenses, if any (including, without limitation, legal fees and expenses), that are incurred by the Executive to enforce this Plan and that result from a breach of this Plan by the Company. To the extent any such reimbursement to which the Executive is or may be entitled under this Section 6.1 constitutes a “deferral of compensation” for purposes of Section 409A of the Code, then, in addition to the foregoing, the following terms and conditions shall apply: (i) any such reimbursement of an eligible expense shall be paid to the Executive as soon as administratively practicable after the Executive submits a valid claim for reimbursement, but in any event no later than the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to a reimbursement under this Section 6.1 shall not be subject to liquidation or exchange for another benefit.

6.2 Interest. If the Company does not pay any amount due to the Executive under this Plan within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE VII
NO SET-OFF OR MITIGATION

7.1 No Set-off by Company. The Executive’s right to receive when due the payments and other benefits provided for under this Plan is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Plan or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Plan.

7.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Plan by seeking new employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer. However, nothing in this Section 7.2 shall affect the provisions of Section 4.3.

ARTICLE VIII
NON-EXCLUSIVITY OF RIGHTS

8.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 4.1 of this Plan, the Executive hereby waives the right to receive benefits under any plan or agreement of the Company or its subsidiaries which provides for severance benefits, including any severance benefits that may be provided for under any employment agreement or payable due to the termination of any employment agreement.

8.2 Other Rights. Except as provided in Section 8.1, this Plan shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall this Plan limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan of the Company or any of its subsidiaries and any other payment or benefit required by law shall be payable in accordance with such plan or applicable law except as expressly modified by this Plan.

ARTICLE IX
MISCELLANEOUS

9.1 No Assignment. The Executive’s rights under this Plan may not be assigned or transferred in whole or in part, except that the personal representative of the Executive’s estate will receive any amounts payable under this Plan after the death of the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

9.2 Successors. The rights and obligations of the Company under this Plan will inure to the benefit of and will be binding upon the successors and assigns of the Company. Before or upon a Change in Control, the Company shall obtain the agreement of the surviving or acquiring corporation that it will succeed to the Company’s rights and obligations under this Plan.

9.3 Rights Under the Plan. The right to receive benefits under the Plan will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Plan will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Plan. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Plan cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive’s creditors.

9.4 Release. Notwithstanding anything in this Plan to the contrary, in consideration for and as a condition to receiving any payments under this Plan, the Executive must execute a written release in a form provided by the Company. In addition to any other provisions determined by the Company, the release may provide that the Executive agrees, for himself or herself and his or her heirs, representatives, successors and assigns, that the Executive has finally and permanently separated from employment with the Company, and that he or she waives, releases and forever discharges the Company from any and all claims, known or unknown, that he or she has or may have, including but not limited to those relating to or arising out of his or her employment with the Company and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, excepting only any claims to vested retirement benefits.

9.5 Notice. For purposes of this Plan, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Corporate Secretary. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

9.6 Miscellaneous. The Executive and the Company agree that, effective as of the execution of this Plan, any prior Change in Control Plan between the Executive and the Company is null and void. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Plan will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. In addition, the Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code.  Notwithstanding any other provision of the Plan, if any payment or benefit provided to an Executive in connection with his or her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of such termination of employment or, if earlier, on the Executive's death.  No provisions of this Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Plan is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect. This Plan may be executed in one or more counterparts, all of which will be considered one and the same agreement.

9.7 Tax Withholding. The Company may withhold from any amounts payable under this Plan any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

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This Plan was approved by the Board of Directors on May 29, 2014, effective as of March  1,  2014.

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Appendix A

Executive Chairman of the Board
President and Chief Executive Officer
Senior Advisor1
Executive Vice President, Chief Financial Officer and Treasurer
Executive Vice President, Chief Operating Officer
Executive Vice President, Secretary and Chief Legal Counsel
Executive Vice President, Chief Investment Officer

1 Notwithstanding anything to the contrary in the Plan, the amount payable to this Participant pursuant to Section 4.1(a)(iii) shall equal $2.5 million (i.e., in lieu of the amount otherwise payable pursuant to the calculation in Section 4.1(a)(iii)).  All other provisions of the Plan remain unchanged with respect to this Participant.